FORM 8-K

                      SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report (Date of earliest event reported)  January 18, 2000.


                            HIGH PLAINS CORPORATION

              (Exact name of registrant as specified in its charter)


Kansas                                                              #1-8680
(State or other jurisdiction of                            (Commission File
incorporation)                                                      Number)



200 W. Douglas                                                  #48-0901658
Suite #820                                                    (IRS Employer
Wichita, Kansas  67202                                  Identification No.)
(Address of principal
executive offices)


                                (316) 269-4310
                        (Registrant's telephone number)

Item 5  Other Information

Wichita, Kansas, January 18, 2000 - High Plains Corporation (Nasdaq:HIPC) today reported that the ethanol producer's earnings for the fiscal 2000 second quarter ended December 31, 1999 rose to $792,735, or $.05 per share, compared with $523,290, or $.03 per share for the like quarter ended December 31, 1998. Sales reached $24,936,070 versus $22,776,074 for fiscal 1999's second quarter.

President and CEO Gary R. Smith stated the results are "especially significant, considering ethanol prices were at a decade low beginning the quarter and the York, Nebraska plant is performing well despite the expiration of producers' tax credits from that state."

For the first six months of the current fiscal year, net income was $179,115, equal to $.01 per share, compared with $652,903, or $.04 per share, realized in fiscal 1999's first half. The comparative fiscal 2000 year-to-date results primarily reflect soft fuel ethanol prices that were experienced throughout the first quarter and the beginning of the second quarter, as previously mentioned.

Smith emphasized that favorable grain prices prevail and are expected to continue into the next crop year. "We expect to change our buying formula in 2000 and pursue local purchases more aggressively. We feel this is the best strategy for High Plains and will help bolster the local farm economies."

"In the second quarter our cost-control projects in the plants continue to have a favorable impact on the bottom line," Smith continued. "We enter the new century with many positives from last quarter:

1. A new financial arrangement with Bank of America that restructures our balance sheet positively and adds financial flexibility and liquidity.

2. Our industrial/beverage grade ethanol sales from our York facility are ahead of prior-year sales. A new supply contract with Monsanto for their Muscatine, Iowa plant was a highlight.

3. Fuel ethanol prices took a big jump in December. Due to this increase and the need to fill long-term contracts, the Portales, New Mexico plant will be kept on stream for the third quarter. While we continue to negotiate other options for Portales, it is profitable now and we need the production to meet current demand.

4. We are making progress in determining the scope of our glycerol side-stream pilot project and will report separately on this diversification effort in February," Smith concluded.

A conference call with management to review the results of the second quarter will take place today, January 18th, at 11:00 a.m. EST. To participate in that teleconference, call 888-245-1808 about 10 minutes prior to the call. The operator will ask for ID# Q245.

Based in Wichita, Kansas, High Plains Corporation is among the nation's largest producers of ethanol. The company operates production facilities in Colwich, Kansas, York, Nebraska and Portales, New Mexico. Additional information about the Company can be found at its website, www.highplainscorp.com.


                                    Financial Highlights

                            Three Months Ended         Six Months Ended
                               December 31,               December 31,
                             1999         1998          1999         1998
Net sales and revenue     $24,936,070  $22,776,074   $45,883,702  $44,165,933

Net income                    792,735      523,290       179,115      652,903

Earnings per share,
     basic and diluted    $       .05  $       .03   $       .01  $       .04

Diluted shares
     outstanding           16,149,681   16,004,582    16,125,326   16,009,202


                                 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant had duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



Date:     January 18, 2000                      HIGH PLAINS CORPORATION


                                                /s/Gary R. Smith
                                                President & CEO